EXHIBIT 2

   Plan of acquisition, reorganization, arrangement, liquidation or succession

Gerrit M. Pronske
State Bar No. 16351640
Kevin Thomason
State Bar No. 19890500
Pamela Dunlop Gates
State Bar No. 06239800
THOMPSON, COE, COUSINS & IRONS, L.L.P.
200 Crescent Court, Eleventh Floor
Dallas, TX  75201
214/871-8288 - Telephone
214/871-8209 - Telecopier

COUNSEL FOR THE DEBTORS

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                       ss.
                                             ss.
GIBBS CONSTRUCTION, INC.                     ss.   CASE NO.  00-32653-BJH

                                             ss.   (Chapter 11)

BRONCO BOWL HOLDING, INC.                    ss.   CASE NO.  00-32651-BJH

                                             ss.   (Chapter 11)

                  Debtors.                   ss.
                                             ss.   Hearing Date:  July 28, 2000
                                             ss.   Hearing Time:  11:00 a.m.

               DEBTORS' SECOND AMENDED JOINT DISCLOSURE STATEMENT

TO: Creditors and Equity Security Holders of Gibbs Construction, Inc. ("Gibbs") and Bronco Bowl Holding, Inc. ("Bronco Bowl") (Gibbs is referred to herein as the "Debtor"; Gibbs and Bronco Bowl are collectively referred to herein as "Debtors").

         Contained in the packet of documents which has been sent to you by the Debtors are the Debtors' Second Amended Joint Disclosure Statement (the "Disclosure Statement"), the Debtors' Second Amended Joint Plan of Reorganization (the "Plan"), the Ballot for Voting on the Joint Plan of Reorganization and the Order Approving Disclosure Statement and Fixing Time for Filing Acceptance or Rejection of Plan, Combined with Notice Thereof. Please read all of these materials carefully. Please note that in order for your vote to be counted, you must include your name and address, fill in, date, and sign the enclosed Ballot and return it to the Bankruptcy Court and the attorney for the Debtor by the date specified on the Ballot.

Gerrit M. Pronske
State Bar No. 16351640
Kevin Thomason
State Bar No. 19890500
Pamela Dunlop Gates
State Bar No. 06239800
THOMPSON, COE, COUSINS & IRONS, L.L.P.
200 Crescent Court, Eleventh Floor
Dallas, TX  75201
214/871-8288 - Telephone
214/871-8209 - Telecopier

COUNSEL FOR THE DEBTORS

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                      ss.
                                            ss.
GIBBS CONSTRUCTION, INC.                    ss.   CASE NO.  00-32653-BJH

                                            ss.   (Chapter 11)

BRONCO BOWL HOLDING, INC.                   ss.   CASE NO.  00-32651-BJH

                                            ss.   (Chapter 11)

                  Debtors.                  ss.
                                            ss.   Hearing Date:  July 28, 2000
                                                  Hearing Time:  11:00 a.m.

               DEBTORS' SECOND AMENDED JOINT DISCLOSURE STATEMENT

                                    ARTICLE I

                             INTRODUCTORY STATEMENT

         Debtors filed with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, their Second Amended Joint Plan of Reorganization (the "Plan") in the above-captioned case on July 28, 2000. Pursuant to the terms of the United States Bankruptcy Code, this Second Amended Joint Disclosure Statement (the "Disclosure Statement") has been presented to and approved by the Bankruptcy Court. Such approval is required by statute and does not constitute a judgment by the Court as to the desirability of the Plan or as to the value or suitability of any consideration offered thereby. Interested parties are referred to 11 U.S.C. section 1125, which reads, in part:

                  "(b) An acceptance or rejection of a plan may not be solicited after the commencement of the case under this Title from a holder of a claim or interest with respect to such claim or interest unless, at the time or before such solicitation, there was transmitted to such holder the plan or a summary of the plan, and a written disclosure statement approved, after notice and a hearing, by the Court as containing adequate information. The Court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor's assets.

                                                       . . . .

                  (d) Whether a disclosure statement contains adequate information is not governed by any otherwise applicable non-bankruptcy law, rule or regulation, but an agency or official whose duty is to administer or enforce such a law, rule or regulation may be heard on the issue of whether a disclosure statement contains adequate information. Such an agency or official may not appeal from an order approving a disclosure statement.

                  (e) A person that solicits, in good faith and in compliance with, the applicable provisions of this Title, or that participates, in good faith and in compliance with the applicable provisions of this Title, in the offer, issuance, sale, or purchase of a security, offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of securities."

         The Debtors have prepared this Disclosure Statement to disclose that information which, in its opinion, is material, important and necessary to an evaluation of the Plan. The material herein contained is intended solely for that purpose, and solely for the use of known creditors and interest holders of the Debtors and, accordingly, may not be relied upon for any purpose other than determination of how to vote on the Plan. In addition, materials contained in this Disclosure Statement are not necessarily sufficient for the formation of a judgment by any creditor of the preferability of any alternative to the Plan. This Disclosure Statement has not necessarily been reviewed nor has it been approved by the Securities and Exchange Commission or any other agency of the state or federal government.

         THE APPROVAL BY THE BANKRUPTCY COURT OF THE DISCLOSURE STATEMENT DOES NOT GUARANTEE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR GUARANTEE THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

         ONLY THOSE REPRESENTATIONS SET FORTH IN THIS DISCLOSURE STATEMENT ARE AUTHORIZED BY THE DEBTOR. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION.

         THE STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE OF THIS DISCLOSURE STATEMENT UNLESS ANOTHER DATE IS SPECIFIED. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF. THE DEBTOR IS UNABLE TO GUARANTEE THAT THE INFORMATION CONTAINED IN THE PLAN AND THIS DISCLOSURE STATEMENT IS ENTIRELY WITHOUT ERROR, BUT ALL REASONABLE EFFORTS HAVE BEEN MADE TO ENSURE THAT ALL REPRESENTATIONS ARE AS ACCURATE AS POSSIBLE.

         THE SOURCE OF INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS THE DEBTOR OR ITS AGENTS AND EMPLOYEES AND HAS NOT BEEN SUBJECT TO AN AUDIT UNLESS OTHERWISE SPECIFICALLY NOTED. THE STATEMENTS MADE HEREIN LIKEWISE HAVE NOT BEEN VERIFIED BY THE DEBTOR'S COUNSEL, ALTHOUGH AN ATTEMPT HAS BEEN MADE TO BE CONSERVATIVE AND REALISTIC. NEITHER THE DEBTOR NOR THEIR COUNSEL REPRESENT OR WARRANT THE ACCURACY OF DISCUSSIONS CONTAINED HEREIN REGARDING EVENTS.

         AS STATED PREVIOUSLY, YOU ARE URGED TO REVIEW THE PLAN AND THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN TO ENSURE A COMPLETE UNDERSTANDING OF THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN AND HOW THOSE TRANSACTIONS WILL AFFECT YOUR CLAIM AGAINST, OR INTEREST IN THE DEBTOR.

         The Debtors have proposed the Plan hereinafter described and favor it, and materials referring to alternatives to the Plan are limited by both practical considerations of space and the opinions of the Debtor regarding same.

         A creditor or interest holder, in order to vote on the Plan, must have filed a proof of claim or interest on or before the Bar Date, unless scheduled by the Debtors as not disputed, liquidated or contingent. Any creditor scheduled as not disputed, liquidated and not contingent is, to the extent scheduled, deemed to have filed a claim and, absent objection, such claim is deemed allowed. A creditor or interest holder may vote to accept or reject the Plan by filling out and mailing to the Bankruptcy Court the ballot which has been provided in this package of information.

         The Court has fixed August ____, 2000, as the last date by which ballots must be filed with the Court and served on the attorney for the Debtors. No vote received by the Court and the attorney for the Debtors after such time will be counted. Whether a creditor or interest holder votes on the Plan or not, such person will be bound by the terms and treatment set forth in the Plan if the Plan is accepted by the requisite majority of classes of creditors and interest holders and/or is confirmed by the Court. Absent some affirmative act constituting a vote, such creditor or interest holder will not be included in the tally. Allowance of a claim or interest for voting purposes does not necessarily mean that all or a portion of the claim or interest will be allowed or disallowed for distribution purposes.

         In order for the Plan to be accepted by a class of creditors, more than one half in number and at least two-thirds in amount of such class of claims must vote to accept the Plan. Only those claim holders that actually vote are considered in the calculations. In order for the Plan to be accepted by interest holders, at least two-thirds in amount of interests must vote to accept the plan. Again, only voting interest holders are considered in the calculation. You are, therefore, urged to fill in, date, sign and promptly mail the enclosed ballot which has been furnished you. Please be sure to complete properly the form and identify legibly the name of the claimant or interest holder.

         The Debtors, creditors or others may solicit your vote. The cost of any solicitation by the Debtors will be borne by the Debtors. No representative of the Debtors shall receive any additional compensation for any solicitation.

         No representations concerning the Debtors or the Plan are authorized by the Debtors other than as set forth in this Disclosure Statement. Any representation or inducements made by any person to secure your vote which are other than herein contained should not be relied upon, and such representations or inducements should be reported to counsel for the Debtors, who shall deliver such information to the Bankruptcy Court.

         Certain of the materials contained in this Disclosure Statement are taken directly from other, readily accessible instruments or are digests of other instruments. While the Debtors have made every effort to retain the meaning of such other instruments or the portions transposed, the Debtors urge that any reliance on the contents of such other instrument should depend on a thorough review of the instruments themselves.

         Terms used in this Disclosure Statement are defined in Article I of the Plan, and those terms should be read together with those definitions.

                                   ARTICLE II

                     NATURE AND HISTORY OF THE BUSINESS AND
                         EVENTS LEADING UP TO BANKRUPTCY

Nature of the Business

         Gibbs is a full service, national commercial construction company acquired by Danny and Tony Gibbs, the Debtor's two executives, in 1985. Gibbs is headquartered in Garland, Texas, a suburb of Dallas. Gibbs is a full-service national commercial construction company which provides "ground up" and "finish out" construction services principally to national retail chains that are engaged in aggressive expansion programs. These programs usually call for the erection of stand-alone facilities or "power centers", which typically have stores that range in size from 10,000 to 75,000 square feet. The Gibbs' clients include Best Buy, Oshmans Super Sports, Barnes & Noble, Office Max, Petstuff, Just for Feet, Copy Max and Petsmart. A smaller part of Gibbs' construction services have been directed to the construction of small hotels.

History of the Businesses

         In 1996, Gibbs completed its Initial Public Offering and its stock since has traded since then on the Nasdaq Exchange. In April 2000, the Company's stock was de-listed from the Nasdaq Exchange for failure to maintain the minimum trading value of $ 1.00 per share. Gibbs, however, remains a reporting public company and its stock trades through broker arranged transactions.

         Gibbs acts as a general contractor for both "ground up" and interior "finish out" construction. By 1999, approximately 65% of Gibbs' revenues were derived from "ground up" work, and 35% from "finish out" work. Historically, Gibbs' construction business focused on a clientele of publicly-held companies. The specifically-targeted companies are national retail chains that conduct operations in stand-alone facilities or "power-centers." However, in 1998, Gibbs began to bid on non-retail projects, including small hotels. Most work comes by referral or reputation, with a large amount of repeat business from existing customers. During 1999, approximately 40% of the Company business was repeat business from existing clients. In 1999, the Company was engaged in over 120 projects for approximately 40 different clients. Two of its clients, Office Max (17%) and Just for Feet (18%), accounted for approximately 35% of Gibbs' revenues during 1999. One shopping center development amounted to approximately 20% of Gibbs' revenues.

Gibbs' business is subject to a variety of state and local governmental regulations and licensing requirements relating to construction activities. Gibbs has general contractor licenses in numerous large states and major metropolitan areas.

         Gibbs maintains general liability and excess liability insurance covering its construction equipment in amounts consistent with industry practices. Although not required by some clients, occasionally Gibbs is required to provide various types of surety bonds guaranteeing its performance under certain contracts. Gibbs' ability to obtain surety bonds depends upon its capitalization, working capital, past performance, management expertise and other factors. Currently, the Company has no sources for surety bonds.

         The Company operates from a 10,000 square foot office and warehouse facility in Garland, Texas, which it owns. The Company has entered into a contract to sell the facility for $ 380,000 that is subject to Court approval. First and second lien mortgages exist on the facility.

         In July 1996, Gibbs sold the assets of its wholly owned-subsidiary, Bronco Bowl Holding, Inc., which operated a 136,000 square foot entertainment complex - the Bronco Bowl- on approximately 20 acres near downtown Dallas. Gibbs acquired the property in 1994 and performed extensive renovations on the complex, opening it in January of 1996. Operating losses caused the Company to sell the facility near year-end in 1996.

Events Leading to the Filing of Chapter 11

         During 1999, the Company began to experience difficulty completing five hotel projects. Cost over-runs and completion schedule penalties created serious losses for the Company expected to exceed $3,000,000. The extent of losses cannot be determined until litigation and disputes are settled. In addition, its largest and most profitable client, Just for Feet, filed for bankruptcy owing the company in excess of $300,000 and canceling all new work. These factors coupled with the Company's inability to collect its full contract amount on an $11,000,000-shopping center project, created serious cash flow problems for the Company and a depletion of its net worth resulting in insolvency.

         In January, 2000, the Company and two of its principal stockholders, Danny and Tony Gibbs, entered into a joint control and escrow agreement whereby Liberty Mutual Bond Services, one of the Company's principal sureties, agreed to provide funds to complete contract obligations. As part of the agreement, the Company agreed to grant the surety a security interest in Company assets, and Danny and Tony Gibbs granted Liberty Mutual Bond Services the surety a security interest in their ownership of 2,000,000 shares of the Company's stock. Without this funding by the surety, the Company could not have continued to operate.

                                   ARTICLE III

                           THE PLAN OF REORGANIZATION

         The Plan has been provided to all creditors or possible creditors and all interest holders of the Debtors known to the Debtors. The Plan should be read carefully and independently of this Disclosure Statement. The following analysis of the plan is intended to provide a context for understanding the remainder of this Disclosure Statement.

         Overview. The Joint Plan essentially provides for the purchase of the assets of Thacker Asset Management, L.L.C. ("Thacker") by the Debtor in exchange for the issuance and delivery of four million (4,000,000) shares of common stock of the Reorganized Debtor to Thacker in connection with the Joint Plan. In connection with the purchase of the Thacker assets, the Reorganized Debtor shall further assume the notes and accounts payable of Thacker. The assumption of the notes and accounts payable of Thacker by the Reorganized Debtor will not impact the Creditors of the Debtor because of the creation of the liquidating trust further described in the Plan.

         Payments to Creditors. Allowed Administrative Claims, Priority Claims, and Unsecured Claims of $200 or less will be paid in full from cash on hand. Secured Creditors, with the exception of Liberty Mutual Insurance Company ("Liberty"), if any, whose claims have been approved and Allowed by the Court or are listed as undisputed by the Debtors on the Debtor's schedules will be paid the replacement value of their collateral or have their collateral returned to them. The transaction contemplated by the Joint Plan will further provide that Liberty, the Debtor's largest creditor, secured with a blanket lien on the Debtor's assets, will release its non-real estate collateral, and forgive its outstanding Allowed Claims whether secured or unsecured, in exchange for one million (1,000,000) shares of preferred stock of the Reorganized Debtor. Unsecured Creditors with Allowed Claims in excess of $200 who have not elected to reduce their Claim to $200 will be paid, to the extent of available funds in the Trust, as described herein, on a Pro Rata basis. Certain Unsecured Creditors will also receive Stock.

         Payments to Interest Holders. Equity Security Holders (other than warrant holders and stock option holders) of the Debtor shall retain their Interests pursuant to this Join Plan. However, such Interests are subject to dilution with the additional stock that will be issued in accordance with this Joint Plan. Any warrants or stock options that exist as of the Effective Date shall be canceled.

                                   ARTICLE IV

         DIVISION OF CREDITORS AND INTEREST HOLDERS INTO CLASSES

         The Plan classifies and treats various classes of creditors of the Debtor's estate. The following is a summary of classification and treatment of creditors' claims under the Plan:

         For the purpose of satisfaction of all Claims against and Interests in the Debtor, the Claims and Equity Interests are divided into the following classes:

Gibbs Creditors and Interests:
-----------------------------
A.       PRIORITY CLAIMS
          Class 1:       All Allowed Administrative Claims of Gibbs
                         (Unimpaired).

          Class 2:       All Allowed Tax Priority Claims of Gibbs (Impaired).

          Class 3:       All Priority Non-Tax Claims of Gibbs (Unimpaired).

B.       SECURED CLAIMS
          Class 4: All Allowed Secured Claims of Gibbs, except Liberty (Unimpaired).

          Class 8:       Allowed Claim of Liberty  (Impaired).

C.       UNSECURED CLAIMS
          Class 5: All Allowed Unsecured Claims of Gibbs of $200 or less (Unimpaired).

          Class 6:       All Allowed Unsecured Claims of Gibbs Over $200
                         (Impaired).

          Class 7:       All Allowed Affiliate Claims of Gibbs (Impaired).

D.       EQUITY INTERESTS
          Class 9:       All Holders of Warrants or Options of Gibbs (Impaired).

          Class 10:      All Common Shareholders  of Gibbs (Impaired).

Bronco Bowl Creditors and Interests:
-----------------------------------

          Class 11:      Unsecured Creditors of Bronco Bowl (Impaired).

          Class 12:      Allowed Claim of Gibbs against Bronco Bowl (Unimpaired)

          Class 13:      Allowed Interest of Gibbs in Bronco Bowl (Unimpaired).

                                    ARTICLE V

                       TREATMENT OF CLAIMS AND INTERESTS.
                        ---------------------------------
A.       TREATMENT OF CLAIMS AND INTERESTS

                  1.       Treatment of Administrative and Priority Claims.

         Administrative Claims: (Class 1) - Administrative Claims shall be paid from the Trust, to the extent allowed by the Court, in full in cash on or before the later of (a) ten (10) days following the Effective Date or (b) ten (10) days following the date on which the Administrative Claims are Allowed by a Final Order of the Court. For purposes of payment of administrative expenses, any administrative claimant desiring to be paid under the Joint Plan must file an application for allowance of Administrative Claim on or before thirty (30) days after the entry of an Order confirming the Joint Plan.

         Professional Fee Claims. Each Professional employed pursuant to Section 330 of the Code shall file their final Fee Application with the Court within thirty (30) days after Confirmation. Such fees shall be paid from the Trust. Service of a final Fee Application or notice related to a final Fee Application shall be promptly made to the Reorganized Debtor, the Trustee and parties requesting notice in this case. Objections to any Professional Fee Claims by any party in interest shall be filed and served not later than twenty (20) days after filing and service of a Final Fee Application or service of a notice related to a Final Fee Application.

         Priority Tax Claims: (Class 2) Priority Tax Claims shall be paid, from funds available in the Trust up to the Allowed amount of such Claim, on or before the later of (a) ten (10) days after the Effective Date or (b) ten (10) days after the date on which the priority tax claims are allowed by a Final Order of the Court, except to the extent that the Holder of an Allowed Priority Tax Claim agrees to different treatment, provided however, at the option of the Trustee, the Trustee may pay Allowed Priority Tax Claims plus interest (at a rate to be agreed upon between the Debtors and the holder of the Claim, or in the absence of such agreement, as determined by the Bankruptcy Court) accrued thereon over a period not exceeding six (6) years after the date of assessment of the Claims, as provided in section 1129(a)(9)(C) of the Bankruptcy Code.

         Priority Non-Tax Claims (Class 3) - Priority Wage Claims, if any, to the extent allowed up to $4,000.00 each, shall be paid, to the extent of available funds, as soon as practicable after the Effective Date or within ten
(10) days after entry of a Final Order Allowing such Claim if Allowed after the Effective Date.

                  2)       Treatment of Creditors and Equity Security Holders

         Secured Claims other than Liberty: (Class 4) - Consists of Secured Claims against the Debtor held by any entity to the extent of the value of any interest in property of the Debtor's Estate securing such Claim. At the option of the Reorganized Debtor, the Holders of any Secured Claims, if any, shall either (a) be paid the replacement value of their collateral or (b) have their collateral returned to them. Any deficiency amount shall be classified as an unsecured claim. To the extent the Reorganized Debtor makes payments required by section 1124(2) of the Bankruptcy Code to Holders of Claims in Class 4 on the Effective Date, any defaults of such Claims of Class 4 which existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date. Class 4 is unimpaired and the holders of Claims in Class 4 are not entitled to vote to accept or reject the Joint Plan.

         Administrative Convenience Class: (Class 5) - Consists of Allowed Unsecured Claims of $200 or less, including any unsecured creditors with Allowed Claims in excess of $200 that elect to reduce their Claim to $200. Claims in Class 5 will be paid from the Trust 100% of their Allowed Unsecured Claim within ten (10) days after the Effective Date if allowed prior to the Effective Date or within ten (10) days after entry of a final order allowing such claim if allowed after the Effective Date. Class 5 is unimpaired and the holders of Claims in Class 5 are not entitled to vote to accept or reject the Joint Plan.

         Unsecured Claims: (Class 6) - The Allowed Claims of the unsecured creditors with Allowed Claims exceeding $200 who have not elected to reduce their Claim to $200 are impaired under this Joint Plan. A Class 6 unsecured creditor holding an Allowed Claim will be paid on a Pro Rata basis from the funds available in the Trust until each is paid in full. Class 6 is impaired.

         Affiliate Claims: (Class 7) - The Allowed Affiliate Claims are impaired under this Joint Plan. All Affiliate Claims owing by Gibbs to Bronco Bowl, if any, will be extinguished and Holders of Class 7 Claims will receive no distribution under the Joint Plan.

         Allowed Claims of Liberty: (Class 8) - The Allowed Claim of Liberty shall be discharged on the Effective Date in exchange for issuance and delivery of one million (1,000,000) shares of preferred stock of the Reorganized Debtor, under the safe harbor provisions of Section 1145 of the Bankruptcy Code. All security interests in any collateral securing the Allowed Claim of Liberty shall be canceled and extinguished on the Effective Date. The discharge of Liberty's Claim, as provided herein, shall not be a discharge, cancellation or extinguishment of Liberty's claims against any other persons liable on such claims, as provided in section 524(e) of the Bankruptcy Code; provided, however, that such claims of Liberty against any other persons liable on the debts of the Debtor shall be assigned and transferred, together with any collateral securing claims of Liberty against such persons, to the Reorganized Debtor. Class 8 is impaired.

         Holders of Warrants: (Class 9) - The holders of a warrant or option to purchase common stock of the Debtor shall have such warrants or options cancelled on the Effective Date and shall not receive a distribution under this Joint Plan. Class 9 interests are impaired.

         Common Shareholders: (Class 10) - The holders of an Equity Interest in this Class shall retain their stock as to the Reorganized Debtor, subject to dilution of their Interests by issuance of the new stock in the Reorganized Debtor as provided in this Plan. However, notwithstanding anything to the contrary provided herein, the Equity Interests owned by Danny Gibbs shall be retained by Danny Gibbs as outlined in this paragraph subject to any forfeiture of such Equity Interest provided in any employment agreements reached between Danny Gibbs and Reorganized Debtor, as required by the Reorganized Debtor. The Class 10 Interests are unimpaired.

         Unsecured Creditors of Bronco Bowl: (Class 11) - The Allowed Claims of the unsecured creditors of Bronco Bowl are impaired under this Joint Plan. A Class 11 unsecured creditor holding an Allowed Claim against Bronco Bowl will be issued and delivered, under the safe harbor provisions of Section 1145 of the Code, their Pro Rata share of One Thousand (1,000) share of common stock of the Reorganized Debtor.

         Allowed Claim of Gibbs against Bronco Bowl: (Class 12) - The holder of an Allowed Class 12 Claim shall retain its debt and legal rights against Bronco Bowl. Class 12 is unimpaired.

         Allowed Interest of Gibbs in Bronco Bowl: (Class 13) - The holders of an Equity Interest in this Class shall retain their stock as to Bronco Bowl. The Class 13 Interests are unimpaired.

         Payments to the United States Trustee: The Debtor shall pay all quarterly fees of the United States Trustee until the Case is closed.

         B.       FUNDING OF THE PLAN

         Debtors shall execute and deliver such documents, agreements and instruments reasonably necessary to carry forward the intents and purposes of this Plan. The funding of the indebtedness created by and through this Plan will be from the cash generated by the business. This Disclosure Statement shall be amended to provide information regarding Thacker Asset Management.

         C.       RETENTION OF JURISDICTION

         The Plan includes provisions regarding the retention of jurisdiction by the Bankruptcy Court over a variety of matters as may be pending as of Confirmation or as may arise subsequent thereto.

         D.       FINANCIAL PROJECTIONS OF REORGANIZED DEBTOR

         The Reorganized Debtor's Financial Projections are attached hereto as Exhibit "D", and are incorporated by reference herein.

E.       DISCLOSURES RELATING TO THACKER ASSET MANAGEMENT

         Thacker Asset Management, LLC ("Thacker"), a Texas limited liability company, is based in Atlanta, Georgia. Thacker provides construction services and contracts to the public and private sectors primarily in the S.E. United States. Its ownership and management is 51% minority owned, which qualifies Thicker as a minority certified enterprise.

         Thacker, formed in February 1998, forms strategic alliances and joint ventures with major engineering and construction services providers which produced a steady growth in gross revenues and profits. Thacker continues to attract new joint venture partners from giants in the industry such as Ellis Don Construction, LTD of Canada and Johnson Controls, Inc. (NYSE). From a modest beginning the company now employs 32 and expects to generate gross revenues of approximately $4,300,000 for the calendar year 2000 from its construction services activities primarily in the Public Sector. Its expertise ranges from engineering, construction management, design/build, to general contracting. The company has been extremely successful in attracting public sector clients who find Thacker a competent, financially stable, and responsible minority contractor, Thacker's alliances with entities such as The Benham Companies W.S. Atkins, PLC of the United Kingdom, and other nationally recognized firms have enabled the company to augment its staff as needed to provide its services in a timely and professional manner.

         TOC, Inc., an African American and Woman owned business, hold 51% of Thacker. F. Gary Thacker and Jan Prisby Bryson are the formation shareholders of TOC. Mr. Thacker's background and experience with his father's (Floyd Thicker) large and successful construction company and Ms. Bryson's expertise in marketing and business development, have resulted in a successful working relationship with the City of Atlanta and such major airport construction projects as Hartsfield in Atlanta and New Orleans International Airport.

         An additional investor, Word Shop Inc.. a 100% woman owned business joined the ownership of TOC in 1997 by purchasing a 33% interest from Mr. Thacker and Ms Bryson Shortly thereafter, TOC was awarded an Architectural and Engineering General Scrvices Agreement for the City of Atlanta through its Joint Venture with CH2M Hill, Inc., the largest pure engineering firm in the world.

         The Benham Group ("TBG") holds 49% of Thacker, Inc. TBG is headquartered in Oklahoma City TBG is large engineering and construction services firm with a staff of approximately 750 providing services throughout the US TBG advanced working capital to Thacker in the form of loans in 1998. In early 2000, Benham was acquired by the publicly held British engineering firm W.S. Atkins that employs 11,000 and operates in 60 countries.

F.       PROPOSED CONTINUED OPERATIONS AND MANAGEMENT OF REORGANIZED DEBTOR
         ------------------------------------------------------------------

         CONTINUED OPERATIONS:
         --------------------

         Gibbs Construction, Inc. intends to continue to operate its business as a reporting public company and endeavor to have its stock trade on the Bulletin Board (OTC) exchange. It also intends to actively market and promote public participation in its stock. Gibbs holds licenses to provide construction services in many states and intends to continue and expand its business of contracting and construction services with greater emphasis on negotiated contracts utilizing the expertise, staff, and marketing capability acquired with the Thacker transaction, particularly in the Public Sector of the Southeast United States.

         Purchase of the assets and assumption of the liabilities of Thacker will effectively consolidate the existing service organization of Thacker into Gibbs. Existing contracts and work in progress will be acquired along with projects that are in the pipeline to start. This process should result in an immediate cash flow and earnings resource for Gibbs in addition to Gibbs' continuing business. Certain work currently being performed by Thacker (which after acquisition will be performed by Gibbs) is pursuant to contracts that are held by TOC. It is anticipated that Gibbs and TOC will enter into formal agreements relevant to Gibbs performance of work pursuant to TOC contracts.

         PROPOSED DIRECTORS:
         ------------------

         Walter R. Huntley, Jr.
         Mr. Huntley, 51, has a diverse background in community and economic development and served for 10 years as President of the Atlanta Development authority. He has provided consulting services to such projects as the Sam Nunn Federal Center, 1996 Olympic Gaines, Revitalization of Atlanta's historic Fairlie-Popular District, and Hartsfield Center. His expertise, diversity, and experience in the public/private development and community linkage programs of the Southeast US are well recognized. A graduate of Trinity University with a M A in Urban Studies, he now serves on the Universities' Board of Trustees, as well as the Boards of Directors of Atlanta Convention & Visitors Bureau, Atlanta Downtown Partnership, Georgia Dept of Community Affairs, Fox Theatre, and many others.

         Danny L Gibbs

         Mr. Gibbs has served as president, general manager and a director of the Debtor since its inception in 1984. Mr. Gibbs has acted as the Debtor's Chief Financial Officer throughout the Company's existence. Mr. Gibbs received a Bachelor of Arts degree in History with a minor in Architecture from Texas Tech University.

         L. W. (Bud) Reynolds

         Mr. Reynolds is president of Reynolds Financial and Management Services, Inc., a financial and management consulting firm that provides services to the real estate, wholesale distribution, retail, environmental services, assisted living and construction industries. Mr. Reynolds formed the firm in 1990. He is also chairman of Elder Living Centers, Inc., a Company Mr. Reynolds formed in 1996 that develops and finances assisted living facilities in New Mexico and Texas. Also in 1996, Mr. Reynolds fanned Davis Covenant Corporation, a general contractor engaged in the development of apartments and assisted living facilities and asbestos statement. Mr. Reynolds, a certified public accountant, worked for Peat Marwick Mitchell and Company from 1959 to 1966 and the Maloof Companies from 1966 through 1984, becoming an Executive Vice President and Chief Financial Officer in 1980. From 1984 to 1986, he was President and Chief Executive Officer of American Federal Savings and Loan Association and from 1986 through 1989 was Vice President of Market Development for Public Service Company of New Mexico. Mr. Reynolds is a graduate of McMuny University and holds a Masters of Business Administration from the University of Texas at Austin.

         PROPOSED OFFICERS:
         -----------------

         Walter R. Huntley. Jr.. President
         ---------------------------------
         (See Directors for details)

         Danny G. Gibbs Vice President
         -----------------------------
         (See Directors for details)
         Mr. Gibbs shall enter into an Employment Contract with the Reorganized Debtor that shall provide for a salary, together with the granting of stock options in the Reorganized Debtor or Thacker or a related entity, based on future performance. Mr. Gibbs shall retain stock of the Debtor that he currently owns. However, such stock is the subject of a security interest in favor of Liberty that will not be released pursuant to the terms of the Plan. Instead, Liberty shall transfer its lien against Mr. Gibbs stock to the Reorganized Debtor on the Effective Date. Based on the Liberty encumbrance against the stock, which far exceeds the current market value of the stock, the stock is not believed to have any value.

         Thomas A Medart, Jr.. Vice President-Chief Financial Officer

         Mr. Medart, 57, has served as the company's CFO since November 1999 He joined the company from his private consulting practice. Medart has a diverse background in accounting, finance, banking, and real estate, having served as Chief Lending and Land Development Officer of a Dallas Financial Institution, and for 10 years as CFO of Folsom Companies. a major real estate development company owned by former Dallas Mayor Robert S. Folsom Medart. Medart, a Texas native, was educated at the University of Texas, University of Oklahoma, and American Institute of Banking. He has served on the faculty of Austin Community College, and Eastfield College of Dallas. Tom was instrumental in the development of the Prestonwood and Willow Bend areas of Dallas and Plano.

         G.    THE LIQUIDATING TRUST
               ---------------------

               The Plan of Reorganization fully describes the Liquidating Trust to be established to satisfy Claims of Creditors. The description of the Trust, including its creation, the appointment and powers of the Trustee, the assets to be transferred to the Trust, liquidation of such assets, compensation of Trustee and persons employed by the trust, and distributions to be made from the Trust, are contained in paragraph 7 of the Plan.

         H.       PUBLIC REPORTING REQUIREMENTS

                  As a publicly traded company, the Debtor is required to file certain reports with the Securities Exchange Commission, including 10-K and 10-Q reports. The filing of a bankruptcy petition does not exempt a debtor from its reporting requirements. The Debtor is current with its reporting requirements, and intends to meet its obligations under the federal securities laws.

         I.       SECURITIES EXCHANGE COMMISSION DISCLAIMER

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                                   ARTICLE VI

                                CONSIDERATIONS IN

                          VOTING ON THE CHAPTER 11 PLAN

         A.  OPERATION OF CHAPTER 11
             -----------------------
         In a Chapter 11 case, unless a trustee has been appointed the Debtor is the only possible proponent of a plan of reorganization during the initial 120 days of the proceedings after an order for relief has been entered.

         Chapter 11 of the Bankruptcy Code permits the adjustment of secured debts, unsecured debts and equity interests. A Chapter 11 plan may provide less than full satisfaction of senior indebtedness or junior indebtedness or may provide for a return to equity owners absent full satisfaction of indebtedness so long as no impaired class votes against the plan.

         In the event a class is unimpaired, it is automatically deemed to accept the plan. A class is unimpaired, in essence, if: (1) its rights at confirmation are the same as what existed (or would have existed absent defaults) before the date of the filing of the petition commencing the Chapter 11 case and any existing defaults are cured or provided for and the class is reimbursed actual damages; or (2) the allowed claims of the class are paid in full in cash as though matured.

         If an impaired class votes against the Plan, this does not necessarily make implementation of the Plan impossible so long as the Plan is fair and equitable and that class is afforded certain treatment defined by the Bankruptcy Code and at least one other impaired class votes for the Plan. The required treatment may be very broadly defined as providing to a creditor the face value of its claim. If the treatment afforded the dissenting class of creditors is equal to or greater than the face value of the claims of such class, the Plan may be confirmed over the dissent of that class. The Plan may also be confirmed over dissent if classes junior to the dissenting class receive no consideration under the Plan.

         If there is no dissenting class, the basic tests for approval by a Court of a Chapter 11 plan (i.e., confirmation) are whether the Plan is in the best interests of creditors and interest holders and is feasible. A court will find a Plan to be in the best interests of creditors and interest holders if the plan will provide a recovery to the creditors and interest holders at least equal to that which they would obtain if the Debtor were liquidated and the proceeds of liquidation were distributed in accordance with bankruptcy liquidation (Chapter 7) priorities. In other words, if the plan provides each class of creditors and interest holders with money or other property of a value equaling or exceeding the probable dividend in liquidation bankruptcy, then the Plan is in the best interests of creditors and interest holders. The Court, in considering whether the Plan is in the best interest of creditors and interest holders, is not required to consider any alternative to the Plan other than liquidation bankruptcy.

         In considering feasibility (i.e., that confirmation is not likely to be followed by liquidation or further reorganization), the Court is only required to determine whether the Plan can be performed by the Debtor.

         This entails determining:

              (1) The availability of cash for payments required at confirmation;
              (2) The ability of the Debtor to generate future cash flow sufficient to make payments called for under the Plan and to continue in business; and
              (3) The absence of any other factor which would make it impossible for the Debtor to accomplish that which it promises to accomplish in the Plan or continue its existence as contemplated in the Plan.

         In addition, in order to confirm a Plan, the Court must find among other things that the Plan was proposed in good faith and that the Plan and its proponents are in compliance with the applicable provisions of the Bankruptcy Code.

         These determinations by the Court occur at the hearing on a confirmation after a Plan has been accepted by vote of the creditors and interest holders. The Court's judgment on these matters does not constitute an expression of the Court's opinion as to whether the Plan is a good one or an opinion by the Court regarding any debt instrument or equity interest or securities issued to or for the benefit of the creditors under the Plan.

         B.       ALTERNATIVES TO THE PLAN

         Although the Disclosure Statement is intended to provide information to assist in the formation of a judgment as to whether to vote for or against the Plan and although creditors are not being offered through that vote an opportunity to express an opinion concerning alternatives to the Plan, a brief discussion of alternatives to the Plan may be useful. The Debtors, of course, believe the proposed Plan to be in the best interests of creditors and the Debtors. Thus the Debtors do not favor any alternative to the proposed Plan. In arriving at that conclusion, Debtors assess the alternatives as follows:

         1) Chapter 7 Liquidation Analysis. Debtors could convert the Cases to Chapter 7 and allow a bankruptcy trustee to be appointed to liquidate and distribute assets. Debtors believe this alternative to be unsatisfactory, and that Unsecured Creditors would receive significantly less money than proposed in the Plan in the event that the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

                              LIQUIDATION ANALYSIS

ASSETS

Real Property

                                                     Book Value 1      Claim            Net Liquidated
                                                                                        Value
Frame Residential and .37 acreage, located           20,000            In excess        0
at 1018 Centerville, Garland, TX                                       of 20,000

Lot in South Dallas                                  13,732            0                13,732

Office Building, 1855 Wall Street,                   380,000           In excess        0
Garland, TX                                                            of 380,000 2

Personal Property

 Cash                                                400,000           In excess        0
                                                                       of 400,000 3

Accounts Receivable                                  2,795,648         In excess of     0
                                                                       2,795,648 4

Note Receivable of S.W.                              139,000           0                139,000
 Properties

Automobiles/Trucks                                   95,384            8,201            87,182

Office Equipment/Computers                           50,703            25,660           25,043

Machinery, Fixtures, Equipment                       131,092           47,214
                                                                       29,660           54,217
                                                                                        ------

NET ASSETS                                                                              319,174

--------
1        Debtor has not hired any professional persons to appraise its assets.
Debtor's use of book value, although such value does not precisely equal fair market or liquidation value, is sufficient for purposes of this Liquidation Value because liquidation value will be less than the book value stated, and because the size of the projected secured claim held by Liberty Insurance Company, in excess of $5 million, is sufficiently large to eliminate the Debtor's equity in any of its secured assets.

2        The first lien against the property is in the approximate amount of
$233,320. Liberty Insurance Company has a second lien against the property to secure its debt in the projected amount of in excess of $5 million.

3        Secured by claim of Liberty Insurance Company in the projected amount of in excess of $5 million.

4        Secured by claim of Liberty Insurance Company in the projected amount of in excess of $5 million.

LIQUIDATION LIABILITIES
Chapter 7 Trustee's and Attorneys' Fees 5                                       50,000

State Sales, Excise and Use Taxes - State of Texas                              303,000

State Sales, Excise and Use Texas - Other States                                90,000

NET ASSETS                                                                      0

PROJECTED UNSECURED CLAIMS

Liberty Claim after foreclosure of security 6                                   2,184,352

Other Unsecured Claims                                                          1,200,000

TOTAL PROJECTED UNSECURED CLAIMS                                                3,384,352

PROJECTED DIVIDEND TO UNSECURED CREDITORS

         (0 divided by 3,384,352)                                               0%

         2) Dismissal of the Case. Dismissal of the Chapter 11 case would most likely lead to the same unsatisfactory result as a Chapter 7 liquidation.

         The Debtors have attempted to set forth alternatives to the proposed Plan. However, the Debtors must caution creditors that a vote must be for or against the Plan. The vote on the Plan does not include a vote on alternatives to the Plan. There is no assurance what turn the proceedings will take if the Plan fails to be accepted. If you believe one of the alternatives referred to is preferable to the Plan and you wish to urge it upon the Court, you should consult counsel.

         C.       SPECIFIC CONSIDERATIONS IN VOTING

         All of the foregoing give rise in the instant case to the following implications and risks concerning the Plan.

         While the Plan provides for certain payments at confirmation, such payments will only apply to Allowed Claims including Claims arising from defaults. Under the Bankruptcy Code, a Claim may not be paid until it is allowed. A Claim will be allowed in the absence of objection.

--------
5        Includes cost associated with liquidation of substantial liquidation claims.

6        The amount of Liberty's claim is projected, for purposes of this liquidation analysis, to be $5.5 million. The total claim will not be calculable until such time as Liberty has completed the process of paying claims on Debtors construction jobs that Liberty has bonded. The amount of net claim listed above presupposes full realization of book value of Debtor's assets secured by Liberty's claim, and a credit against its claim in that amount. Such an assumption is not realistic. Therefore, it is likely that Liberty's unsecured claim may be substantially larger than the amount stated above, which would have the effect of reducing the projected dividend to unsecured creditors.

         A Claim, including a Claim arising from default, which has been objected to will be heard by the Court at a regular, evidentiary hearing and allowed in full or in part or disallowed. While the Debtor bears the principal responsibility for Claim objections, any interested party, including creditors, may file claim objections. Accordingly, payment on some Claims, including Claims arising from defaults, may be delayed until objections to such Claims are ultimately settled.

         D.       DISCLOSURES REQUIRED BY THE BANKRUPTCY CODE
                  -------------------------------------------
         The Bankruptcy Code requires disclosure of certain facts:

         (1) There are no payments made or promises of the kind specified in section 1129(a)(4)(A) of the Bankruptcy Code which have not been disclosed to the Court

         (2) Counsel to the Debtors have advised the Debtors that the Debtors will require legal services in connection with this case after confirmation which will require reimbursement. Debtors may continue to use Thompson, Coe, Cousins & Irons, L.L.P., as counsel after confirmation.

         3) A listing and description of the management, officers and directors of the Reorganized Debtor shall be provided prior to the hearing on this Disclosure Statement.

                                   ARTICLE VII

                       ANALYSIS OF CLAIMS, DESCRIPTION OF
                       LITIGATION, AND EXECUTORY CONTRACTS

         A.       Claims.

         Under the Bankruptcy Code, a creditor may be able to participate in an estate whether or not he has filed a proof of claim. Accordingly, the schedules filed by Debtor will largely determine the claims against the funds to be provided under the Plan. Attached hereto as Exhibit "A" and incorporated by reference herein is a summary of the Schedules of the Debtor, showing the amount of prepetition debt that the Debtors believes to exist.

         B.       Litigation.

Attached hereto as Exhibit "B", and incorporated by reference herein is a list showing the litigation against the Debtors as of the Petition Date. Notices of bankruptcy have been filed in the Court where the case is pending unless otherwise noted.

         C.       Executory Contracts and Unexpired Leases.

         Attached hereto as Exhibit "C" and incorporated by reference herein is a list of the Executory Contracts and Unexpired Leases as of the Petition Date.

                                  ARTICLE VIII

              FEASIBILITY, RISK ANALYSIS AND FINANCIAL PROJECTIONS

         Under the test for feasibility under the Bankruptcy Code, the Court must look to the Debtor's projected income, expenses, assets and liabilities to determine whether the Plan will leave the estate financially stable. A finding of financial stability is not a guarantee, but a reasonable expectation of success. The Plan must provide the reorganized Debtor with the ability to service any debt included in the Plan and with enough capital for continuation of the business.

                                   ARTICLE IX

                                   CONCLUSION

         The materials provided in this Disclosure Statement are intended to assist you in voting on the Plan in an informed fashion. Since, if the Plan is confirmed, you will be bound by its term, you are urged to review this material and make such further inquiries as you may deem appropriate and then place an informed vote on the Plan.

                                    GIBBS CONSTRUCTION COMPANY, INC.



                                    By:

                                       Danny Gibbs
                                       President and CEO

                                    BRONCO BOWL HOLDING, INC.



                                    By:

                                       Danny Gibbs
                                       President and CEO

OF COUNSEL:

Gerrit M. Pronske
State Bar No. 16351640
Kevin Thomason
State Bar No. 19890500
Pamela Dunlop Gates
State Bar No. 06239800
THOMPSON, COE, COUSINS & IRONS, L.L.P.
200 Crescent Court, Eleventh Floor
Dallas, TX  75201
214/871-8288 - Telephone
214/871-8209 - Telecopier

COUNSEL FOR THE DEBTORS




Gerrit M. Pronske